Exhibit 10.9
CONFIDENTIAL TREATMENT REQUESTED BY CONCORD MEDICAL SERVICES HOLDINGS LIMITED
REDACTED Version of Exhibit 10.9
Translation
CERTAIN INFORMATION (INDICATED BY ASTERISKS) IN THIS EXHIBIT
HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES
AND EXCHANGE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN
REQUESTED WITH RESPECT TO THE OMITTED PORTION.
Medical Equipment Lease Agreement
Parties:
Lessee: Chang’an Hospital Company Limited          (“Party A”)
Legal Representative: Cai Shijie
Address: No.17, Wenjing Road, Xi’an
Lessor: Medstar (Shanghai) Leasing Co., Ltd.          (“Party B”)
Legal Representative: Cheng Zheng
Address: Suite 803, 620 Zhangyang Road, Pudong New District, Shanghai
Whereas:
1.	For purposes of maintaining its leading position in medical technology and academic development, the Lessee plans to expand the cancer diagnostic and treatment center (the “Centre”) and wishes to install certain medical equipment;

2.	The Lessor is a professional company which is engaged in the lease of large medical equipment as well as provision of relevant services;

3.	The Lessor intends to purchase from Xi’an Century Friendship Medical Technology Co., Ltd. such medical equipment as set out in Appendix 1 hereto and lease the same to the Lessee for use by Chang’an Hospital and the Lessee accepts the manufacturer, specifications, model, equipping, etc. of such equipment;

CONFIDENTIAL TREATMENT REQUESTED BY CONCORD MEDICAL SERVICES HOLDINGS LIMITED
NOW, THEREFORE, upon friendly consultations and based on the principle of equality and mutual benefit, Party A and Party B hereby agree as follows with respect to the leasing by Party B to Party A of the medical equipment set out in Appendix 1 hereto (the “Leased Assets”):
Article 1 Leased Assets
1.1	Party B agrees to lease to Party A the Leased Assets listed in Appendix 1 hereto, the price of which is RMB*** million.

1.2	In order for the lease project to be carried out smoothly, Party A shall be responsible for procuring all necessary procurement licenses, environmental evaluation and assessment, charges and prices approval filing, and such other matters as required for the operation of the Leased Assets. Party A shall also process and complete all procedures required for the use and installation of the Leased Assets and shall construct and furnish the machine room, etc. required for the Leased Assets pursuant to the regulations and rules of the state and relevant authorities.
Article 2 Use of the Leased Assets
2.1	The Leased Assets shall be used at Party A’s premises for the purpose of carrying out cancer diagnostic and treatment work.

2.2	The Leased Assets must be installed and placed at the location agreed by the Parties within the premises of Party A. Without the written consent of Party B, Party A shall not change the location and operation environment of the Leased Assets.
Article 3 Ownership of the Leased Assets
3.1	During the Lease Term, the ownership of the Leased Assets as listed in the Appendix to this Agreement, including any parts and components, replacement

CONFIDENTIAL TREATMENT REQUESTED BY CONCORD MEDICAL SERVICES HOLDINGS LIMITED
parts, attached parts and auxiliary parts of (or to be attached to) the Leased Assets, shall always belong to Party B. During the Lease Term, Party A shall only enjoy the right to use the Leased Assets. Party A may not sell, transfer, sub-lease, mortgage, or make investment by means of, the Leased Assets, or otherwise conduct any other action that may infringe Party B’s rights and benefits. Otherwise, Party A shall assume corresponding breach of contract liabilities.

3.2	Where Party A is shut down, suspended, merged or acquired, or modifies the type of its ownership or enters into bankruptcy, Party A shall have no right to dispose of the Leased Assets. Party B’s ownership of the Leased Assets shall not be affected by any agreement entered into by Party A with any third party or any change to Party A’s status as a legal person.

3.3	During the performance of the Agreement, Party B shall have the right to inspect the use and conditions of the Leased Assets and as long as such inspection would not affect the use of the equipment, Party A shall facilitate the carrying-out of such inspection. Without Party B’s written consent, Party A may not add or remove any parts and components of the Leased Assets nor shall it change the premises of use of the Leased Assets. Party B shall have the right to affix marks of ownership onto the Leased Assets. Party B (or its entrusted agent) shall have the right to inspect, on a regular basis or at any time, the use and conditions of the Leased Assets and Party A shall exert every effort to facilitate the same.

3.4	Party B shall have the right to mortgage the Leased Assets or transfer its beneficial interests to a third party, provided that the implementation of this Agreement and the normal use by Party A shall not be affected thereby.
Article 4 Lease Term
4.1	The Lease Term shall be 15 years, commencing from September 1, 2009 and expiring on August 31, 2024. If the Parties fail to formally commence the lease as of September 1, 2009, the Lease Term will be extended accordingly and will be re-agreed by the Parties by a supplementary instrument.

CONFIDENTIAL TREATMENT REQUESTED BY CONCORD MEDICAL SERVICES HOLDINGS LIMITED
4.2	The Lease Term shall be fixed. During the Lease Term, Party A may not unilaterally suspend or terminate the lease hereunder nor shall it request any change to the provisions hereof on any ground.

4.3	Upon expiration of the Lease Term, the Parties may renew this Agreement after Party B shall have conducted relevant maintenance, upgrading and renovation work in respect of the Leased Assets based on the then actual conditions of the Leased Assets, provided that Party B shall guarantee the normal operation of the Leased Assets during the term of the renewed agreement.
Article 5 Rental Fee and Payment
5.1	Rental fee calculation method:

From ***, the rental fee = ***;

From ***, the rental fee = ***;

(1) Revenue of Leased Assets: Total fee amounts received from the use of the Leased Assets for diagnosis (or treatment)

(2) Hospital-Paid Costs and Expenses: Various costs and expenses incurred during the course of diagnostic or treatment, including: the wages, bonus, welfare benefits, overtime charges and travel and accommodation expenses of the personnel of the Centre (exclusive of personnel dispatched by both Parties); water and power utility charges; costs of consumables; document printing costs; hospitality expenses; academic exchange expenses; R&D assistance costs; the repair and maintenance costs of the Leased Assets; costs of office supplies; telephone charges; medical dispute settlement expenses, etc.

5.2	The rental fee shall be paid on a monthly basis. Party A shall transfer the rental fee of the previous month to the designated account of Party B by the 15th day of each month. The information of the account for the receipt of rental fee payments is as follows:

Account Name: Medstar (Shanghai) Leasing Co., Ltd.

Bank name: Shanghai Waigaoqiao Gaoqiao Branch, Agricultural Bank of China

CONFIDENTIAL TREATMENT REQUESTED BY CONCORD MEDICAL SERVICES HOLDINGS LIMITED
Account number: ***

Simultaneously, Party B shall issue an official tax invoice to Party A.

During the term of this Agreement, the making of payment by Party A to the designated bank account set forth above shall be deemed performance of its payment obligation hereunder and the making of payment by Party A to any other account or in any other manner without the consent of Party B shall not be deemed performance of its obligation hereunder. Where Party B needs to change its account for the rental fee payment, Party B shall give prior written notice to Party A and Party A’s finance department.
Article 6 Rights and Obligations of the Parties
6.1	Party A’s rights and obligations
6.1.1	Party A shall issue on a monthly basis a rental fee confirmation letter to Party B, setting out the fee amounts of the Leased Assets, the Hospital-Paid Costs and expenses, etc. Party A shall warrant the truthfulness of the data provided in such letter.

6.1.2	Party A shall provide the machine room and auxiliary rooms for the Leased Assets and add necessary auxiliary facilities, etc.; shall provide professional personnel including experts, doctors, nurses and technicians and shall provide convenience in respect of logistics services.

6.1.3	Party A shall assist the supplier in handling domestic transportation, installation, commissioning, etc. of the equipment.

6.1.4	Party A shall be responsible for the treatment and other medical decisions of the patients as well as for the timely handling of medical disputes arising from the Centre.

CONFIDENTIAL TREATMENT REQUESTED BY CONCORD MEDICAL SERVICES HOLDINGS LIMITED
6.1.5	Party A shall properly manage and safeguard the Leased Assets and shall designate specially-assigned staff to take charge of the daily work in connection with the operation of the Leased Assets.

6.1.6	Party A shall be responsible for processing and completing all procedures with the competent supervising departments and relevant authorities in relation to the approval of the project, procurement permits, environmental evaluation and assessment, approval of charges and prices and qualification for medical insurance coverage, as well as all relevant routine procedures as required to be processed on a yearly basis.

6.1.7	Party A may not use the Leased Assets for diagnosis and treatment free of charge. If any fee exemption or reduction is required by any extraordinary circumstance, such exemption or reduction shall be approved and signed by both Parties.

6.1.8	Party A may not terminate earlier or modify this Agreement on the ground that Party B has recovered its costs, or that the revenue from the Leased Assets is continually growing, or that any leader of the Hospital has been changed.

6.1.9	During the Lease Term, Party A may not separately operate any other project competing with the Center either by itself or in cooperation with any third party.
6.2	Party B’s rights and obligations
6.2.1	Party B shall, in cooperation with the supplier, timely deliver to Party A the Leased Assets designated by Party A and shall assist the supplier in installing and commissioning the Leased Assets.

6.2.2	Party B shall inform itself of the operation status of the Leased Assets at all times based on the income and expenses information related to the operation of the Leased Assets as provided by Party A.

6.2.3	Party B shall have the right to dispatch Leased Assets administration personnel to manager the Leased Assets and shall have the right to keep a book recording the number of patients diagnosed or treated with the

CONFIDENTIAL TREATMENT REQUESTED BY CONCORD MEDICAL SERVICES HOLDINGS LIMITED
Leased Assets, the purchase and use of consumables and other costs related to the use of the Leased Assets and Party A shall cooperate with the same.

6.2.4	Without written authorization of Party B, the administration personnel dispatched by Party B shall have no authority to amend or supplement any matters agreed hereunder on behalf of Party B.

6.2.5	Party B or Party B’s entrusted agent (including asset appraisers, accountants, etc) shall have the right to examine the use and the condition of the Leased Assets and Party A shall exert every effort to facilitate the same.

6.2.6	Party B shall assist the supplier in providing such technical documentation as required for the use of the Leased Assets.

6.2.7	Party B shall assist the supplier in conducting daily repair and maintenance work in respect of the Leased Assets.

6.2.8	Party B shall cooperate with the professional management company in relation to the planning and organization of the Centre’s academic promotion and guidance on its operation and management.

6.2.9	Upon expiry of the Lease Term, where terms and conditions are equal, Party B shall have the preemptive right to provide leasing with respect to any similar project in the future.
Article 7 Delivery, Examination and Acceptance of the Leased Assets
7.1	Delivery, examination and acceptance: After the Leased Assets are delivered to the premises, Party A shall examine the Leased Assets for acceptance in accordance with the Appendix hereof. In the event that the Leased Assets fail to meet the agreed requirements, Party A shall timely make a note on the delivery receipt and wait for Party B to resolve the same. Party A shall be responsible for safeguarding the Leased Assets once the Leased Assets arrive at the location for installation or operation.

7.2	Technical examination and acceptance: If, upon installation and commissioning and completion by Party A of the diagnostic or treatment of the first 30 patients,

CONFIDENTIAL TREATMENT REQUESTED BY CONCORD MEDICAL SERVICES HOLDINGS LIMITED
Party A confirms that the Leased Assets are in consistency with the technical requirements, Party A shall issue to Party B an acceptance receipt within 5 days, whereupon the delivery of the Leased Assets shall be deemed completed. Where Party A fails to timely issue such receipt or to raise any written objection, the Leased Assets shall be deemed properly delivered. Thereupon, the Lease Term shall commence and the charges collected from such 30 patients shall be included as the revenue of the Center.

7.3	Where the Leased Assets fail to pass the acceptance examination, the supplier shall be responsible for addressing the matter.

7.4	Considering the Leased Assets hereunder are purchased by Party B from Xi’an Century Friendship Medical Technology Co., Ltd., the Parties agree that Xi’an Century Friendship Medical Technology Co., Ltd. shall be responsible for delivering the Leased Assets to the site designated by Party A. The Parties will, in conjunction with Xi’an Century Friendship Medical Technology Co., Ltd., conduct the acceptance examination. No risk arising out of the delivery acceptance and the technical acceptance shall be borne by Party B. If the Leased Assets pass the acceptance examination, Party A shall unconditionally lease the Leased Assets; if the Leased Assets fail to pass the acceptance examination, Xi’an Century Friendship Medical Technology Co., Ltd. shall bear relevant liabilities and Party A shall not bring any suit or claims against Party B in respect of the same.
Article 8 Liability for Loss and Damage of the Leased Assets and Third Party Injury
8.1	During the Lease Term, Party B shall be responsible to maintain for the Leased Assets insurance with an insurer acceptable to the Parties, and Party B or any third party designated by Party B shall be named as the beneficiary. The insurance premium shall be included as Hospital-Paid Costs and Expenses.

CONFIDENTIAL TREATMENT REQUESTED BY CONCORD MEDICAL SERVICES HOLDINGS LIMITED
8.2	During the Lease Term, upon occurrence of any insurance-covered incident, Party A shall actively cooperate with Party B in processing the claim with the relevant insurer.

8.3	During the Lease Term, if the Leased Assets are lost or damaged due to reasons attributable to Party A, Party A shall, at its costs and expenses, take one or several of the following actions as determined by Party B:
(i) To restore or repair the Leased Assets to the effect that the Leased Assets become capable of being used in a completely normal manner;
(ii) To effect replacement in respect of the Leased Assets with parts, components or assets of the same model and function as the Leased Assets;
(iii) In the case of the circumstances (i) and (ii) above, Party A shall continue to lease the Leased Assets and its obligation to pay the rental fee shall remain unchanged. During the period where the Leased Assets cannot be operated normally, Party A shall pay to Party B a monthly rental fee equal to the average rental fee amount of the three months preceding the loss or damage of the Leased Assets.
(iv) Insurance proceeds may be used to cover the repair costs of the Leased Assets and any shortfall amount shall be paid by Party A.
(v) Where the loss or damage of the Leased Assets is beyond repair, Party A shall be liable to indemnify Party B against losses pursuant to the breach of contract provisions hereof.
8.4	If any third party (e.g. patients) suffers any injury as a result of reasons attributable to the Leased Assets themselves (such as technical factors or quality defects, etc.), Party A shall, in conjunction with Party B, seek recourse against the seller of the Leased Assets.

8.5	If any third party (e.g. patients) suffers any injury as a result of Party A’s negligent use of the Leased Assets, Party A shall be held liable.

8.6	If any third party (e.g. patients) suffers any injury as a result of force majeure (other than as a result of reasons attributable to the Leased Assets themselves or the fault of Party A), in principle, neither Party A nor Party B shall be liable to

CONFIDENTIAL TREATMENT REQUESTED BY CONCORD MEDICAL SERVICES HOLDINGS LIMITED
indemnify, provided that Party A shall have the duty to take precautions against such kind of “risks” by taking out third party liability insurance.
Article 9 Disposal of the Leased Assets Upon Expiry of the Lease Term
Upon the expiry of the Lease Term, if the Parties do not renew the Agreement, the Leased Assets shall be returned to Party B.
Article 10 Breach of Agreement
10.1	Party A and Party B shall perform the corresponding responsibilities and obligations in accordance with the time schedules as provided in this Agreement. In case of any beach of Agreement, the breaching party shall compensate the other party’s economic loss.

10.2	Any delay in making rental fee payment by Party A shall not exceed two months. In case of any such delay, Party A shall pay Party B a daily default penalty equal to 0.05% of the overdue amount, except where such delay is caused by the force majeure.

10.3	Any breach by Party A set forth below shall be deemed a material breach by Party A:
10.3.1	any failure by Party A to perform the lease obligations upon purchase of the Leased Assets by Party B from Xi’an Century Friendship Medical Technology Co., Ltd. in violation of this Agreement;

10.3.2	any delay by Party A in making any rental fee payment exceeding two months by Party A;

10.3.3	any unilateral early termination or modification of this Agreement by Party A in violation of this Agreement;

10.3.4	any interference by Party A in Party B’s management or financial supervision of the Leased Assets;

10.3.5	any unilateral disposal (including sale, sub-lease, removal or transfer, etc.) by Party A of the Leased Assets in violation of this Agreement;

CONFIDENTIAL TREATMENT REQUESTED BY CONCORD MEDICAL SERVICES HOLDINGS LIMITED
10.3.6	provision of any false information by Party A regarding the Revenue of the Leased Assets and so on, such that the rental fee payment collected by Party B is less than the amount to which Party B is entitled;

10.3.7	introduction of any similar medical equipment with similar functions to the Leased Assets through any third party or cooperation with any third party to develop similar projects in violation of this Leased Agreement;

10.3.8	any suspension of normal medical services to patients using the Leased Assets for a period exceeding 30 days due to the man-made reasons of Party A; or any severe destruction or loss of the Leased Assets due to improper use, intentional damage or careless storage by Party A.
10.4	In case of any material breach of Agreement by Party A, Party B shall have the right to terminate this Agreement and take any of the following measures:
10.4.1	request Party A to immediately make full payment of all undue rental fee, default penalty and all other amounts payable;

Undue Rental Fee = Remaining Lease Term (month) × monthly average rental fee obtained by Party B in one year prior to the beach of Agreement If the Lease Term is shorter than one year, the monthly average rental fee obtained by Party B shall be deemed 3% of the purchase price of the equipment. Default Penalty = Undue Rental Fee ×50%

10.4.2	terminate this Agreement, and Party B shall take over the Leased Assets to continue the operation, and the revenue generated from such operation of the Leased Assets shall be solely owned by Party B. Party B shall also have the right to request Party A to pay the default penalty (the calculation method is the same as above) and all other amounts payable.
10.5.	In case of any of the above mentioned breach or infringement by Party A, Party A shall also be liable for all costs for lawsuits, legal counsel fee and other expenses arising from Party B’s realization of its creditor’s rights.

CONFIDENTIAL TREATMENT REQUESTED BY CONCORD MEDICAL SERVICES HOLDINGS LIMITED
Article 11 Dispute Resolution
Any and all disputes related to this Agreement shall be resolved by Party A and Party B through consultation. In case that no settlement could be reached through consultation, either party may bring an action before the People’s Court designated by Party B.
Article 12 Appendix
The Appendix to this Agreement is an integrated part hereof and shall have the equal legal validity as that of the main text hereof.
Article 13 Effectiveness of the Agreement
This Agreement shall become effective upon being signed and stamped by Party A and Party B.
Article 14 Termination of the Agreement
14.1	This Agreement shall be automatically terminated upon the expiry of the Lease Term.

14.2	All claims and indebtedness arising from the performance of this Agreement by Party A and Party B shall be terminated upon full repayment of all debts, including all rental fee payments, default penalties, indemnification, and so on.

14.3	In case of impossibility of performance of the Agreement or use of the Leased Assets due to war, natural disaster, force majeure and other factors, this Agreement shall be terminated and neither party shall be liable to or have any rights against the other party.

14.4	Prior to the commencement of the Lease Term, under the following circumstances, Party B shall have the right to terminate this Agreement without any liability:
14.4.1	Party A fails to obtain the procurement permits for the medical equipment;

14.4.2	Party A fails to prepare and provide, on a timely basis, the premises for using the Leased Assets.
14.5	In the event that the government or the military adjusts its policy and issues any regulation or document for prohibiting equipment lease within the country or

CONFIDENTIAL TREATMENT REQUESTED BY CONCORD MEDICAL SERVICES HOLDINGS LIMITED
within the military system, resulting in this Agreement not being able to be performed, but without affecting the use of the Leased Assets, Party A shall be responsible for coordination and negotiation. During such period of coordination and negotiation, Party A shall be still subject to the obligation for paying the rental fee on a timely basis. If no resolution can be reached upon negotiation, this Agreement may be terminated in early manner, provided, however, that Party A shall make a lump-sum payment for the remaining rental fee payments to Party B. The remaining rental fee payments shall be equal to *** minus ***:

Remaining Rental Fee Payments = ***
Article 15 Miscellaneous
15.1	Prior to the formal operation of the Leased Assets, the Parties shall enter into certain supplemental documents, such as the Composition of the Organization and Management Department of the Leased Assets and Financial Management Process of the Leased Assets, with respect to the specific matters concerning the management department and financial management process of the Leased Assets.

15.2	The Parties hereto have carefully read through all the terms of this Agreement. Reasonable manner has been adopted to urge the Parties to pay attention to the terms regarding exemption or restriction on their responsibilities as provided herein. Per request of the Parties, explanation has been made in respect of the relevant terms.

16.2	The Parties hereto have authorized their respective representatives to sign this Agreement. All terms of this Agreement are a true expression of the intents of the Parties and shall have legal binding effect on the Parties.
Article 16 The original of this Agreement and the Appendix hereto shall be prepared in four copies of which Party A and Party B shall each hold two copies.

CONFIDENTIAL TREATMENT REQUESTED BY CONCORD MEDICAL SERVICES HOLDINGS LIMITED
Article 17 With respect to any matters not covered herein, the Parties may enter into a supplemental agreement with respect thereto. Any supplemental agreement and this Agreement shall have equal legal validity.
Article 18 This Agreement is signed and executed on August 25, 2009 in Xi’an.
(No operative text below)

CONFIDENTIAL TREATMENT REQUESTED BY CONCORD MEDICAL SERVICES HOLDINGS LIMITED
Party A: Chang’an Hospital Company Limited
Legal Representative
(or Authorized Representative): (Signature and Seal)
Party B: Medstar (Shanghai) Leasing Co., Ltd.
Legal Representative
(or Authorized Representative): (Signature and Seal)

CONFIDENTIAL TREATMENT REQUESTED BY CONCORD MEDICAL SERVICES HOLDINGS LIMITED
Appendix I:
List of Leased Assets

Item	Description of Equipment	Brand	Quantity	Manufacturer	Type
1	MM50		1	IBA	MM50
2	PET/CT	GE	1	GE	DisscoveryLs
3	Novalis		1	Varian	Simulator included
4	CT		1	SHIMADZU	SCT-6800TXL
5	MRI		1	Philips	Interal.5T
6	Cyclotron		1	IBA	CYCLONE18/9